Exhibit 10.40

FORM OF

RESTRICTED STOCK AWARD AGREEMENT

(2013 Award)

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page (the “Signature Page”) attached hereto (the “Date of Grant”), between SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), and the participant identified on the Signature Page attached hereto (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. The Restricted Shares.

(a) Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of a number of shares of Common Stock (the “Shares” and such Shares subject to the vesting and other restrictions contained in this Agreement, the “Restricted Shares”) set forth on the Signature Page. The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Vesting of the Restricted Shares.

(a) Time-Vesting Restricted Shares. Subject to the Participant’s continued employment with the Company, one-third (1/3) of the Restricted Shares (the “Time-Vesting Restricted Shares”) shall vest and become nonforfeitable with respect to twenty percent (20%) of the Time-Vesting Restricted Shares initially granted hereunder on each of the [[third],fourth and fifth] [second, third, fourth and fifth] anniversaries of the Vesting Reference Date (as defined below); provided that (i) [forty/sixty][twenty] percent ([40/60][20]%) of the Time-Vesting Restricted Shares shall become fully vested and nonforfeitable on the day after the six month anniversary the IPO and (ii) any Time-Vesting Restricted Shares that would otherwise become vested within six months from the effective date of the IPO shall instead remain unvested until, and shall vest on, the day after the six month anniversary of the IPO, in each case, subject to the Participant’s continued employment with the Company. Notwithstanding the foregoing, immediately prior to and following the occurrence of a Change in Control that occurs prior to the date of termination of Participant’s employment with the Company and its subsidiaries for any reason (such date, a “Termination Date”), all of the Time-Vesting Restricted Shares, to the extent then unvested, shall vest and become nonforfeitable. For purposes of this paragraph, “Vesting Reference Date” means the [later of (a) December 1, 2009 or (b) the date on which Participant commenced employment with the Company or its Subsidiaries][October 1, 2011/January 1, 2012/April 1, 2012].

(b) 2.25x Exit-Vesting Restricted Shares. Subject to the Participant’s continued employment with the Company, one-third (1/3) of the Restricted Shares (the “2.25x Exit-Vesting Restricted Shares”) shall vest and become nonforfeitable at such time, prior to the Termination Date, that Blackstone Management Associates (Cayman) V L.P. and Blackstone LR Associates (Cayman) V Ltd (the “Sponsor”) shall have received, in respect of any Class A Units of SW Cayman L.P., SW Cayman A L.P., SW Cayman B L.P., SW Cayman C L.P., SW Cayman E L.P., SW Cayman F L.P., SW Cayman Co-Invest L.P., SW Cayman (GS) L.P. and SW Cayman (GSO) L.P., each a limited partnership organized under the laws of the Cayman Islands, and SW Delaware D L.P., a Delaware limited partnership (collectively, the “Class A Units”) held from time to time by the Sponsor, cash resulting in both (x) a 20% annual Internal Rate of Return (as defined below) and (y) a 2.25x Multiple on Invested Capital (as defined below).

(c) 2.75x Exit-Vesting Restricted Shares. Subject to the Participant’s continued employment with the Company, one-third (1/3) of the Restricted Shares (the “2.75x Exit-Vesting Restricted Shares”) shall vest and become nonforfeitable at such time, prior to a Termination Date, that the Sponsor shall have received, in respect of any Class A Units held from time to time by the Sponsor, cash resulting in both (x) a 15% annual Internal Rate of Return and (y) a 2.75x Multiple on Invested Capital.

For purposes of Sections 2(b) and 2(c), “Internal Rate of Return” means the annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the aggregate amount invested by the Sponsor for its Class A Units; and “Multiple on Invested Capital” means the total multiple (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the aggregate amount invested by the Sponsor for its Class A Units.

(d) Termination of Employment; Restrictive Covenant Violation. If (i) the Participant’s employment with the Company is terminated for any reason or (ii) a Restrictive Covenant Violation (as defined below) occurs, the Restricted Shares shall, to the extent not then vested or previously forfeited, immediately become forfeited without any further action by the Company or the Participant, and without any payment of consideration therefor.

3. Restrictive Covenants.

(a) Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1

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of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnerships and the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California. The Shares issued hereunder shall be subject to Participant’s continued compliance with such restrictions. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this Agreement, “Restrictive Covenant Violation” means Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

(b) Repayment of Proceeds. In the event of a Restrictive Covenant Violation, Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the Shares issued hereunder.

4. Book Entry; Certificates. The Company shall recognize the Participant’s ownership through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares that have not previously vested. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

5. Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that (i) any cash or in-kind dividends paid with respect to the Restricted Shares shall be accumulated by the Company

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and shall be paid to the Participant only when, and if, such Restricted Shares shall become vested pursuant to the terms of this Agreement, and (ii) the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 8.

6. Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Section 8 below.

7. No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Restricted Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8. Transfer Restrictions; Lock-up.

(a) The Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Transferred and any such purported Transfer shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) “Transfer” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

9. Withholding.

(a) The Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, from any Shares or from any compensation (including from payroll or any other amounts payable to the Participant) the amount (in cash, Shares, or other property) of any required withholding taxes in respect of this Restricted Stock Award, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes; provided, however, that no amounts shall be withheld in excess of the Company’s statutory minimum withholding liability.

(b) Without limiting the generality of the foregoing, to the extent permitted by the Committee, the Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares held by the Participant (which are fully vested and not subject to any pledge or

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other security interest) or by having the Company withhold from the number of Shares otherwise deliverable to the Participant hereunder Shares with a fair market value not in excess of the statutory minimum withholding liability. The Participant agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with this Restricted Stock Award.

10. Securities Laws; Cooperation. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law; Jurisdiction; Venue. This Grant shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws (except that the provisions of Section 1 of Appendix A shall be governed by the law of the state where Grantee is principally employed by the Company or its subsidiaries or, if the Agreement and the Company or its subsidiaries are party to an employment agreement, the law of the state that governs such an employment agreement). Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Shares pursuant to a Transfer, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Shares pursuant to a Transfer hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement (or any provision incorporated by reference) brought in any court of competent jurisdiction in the state of Delaware, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

13. Shares Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

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15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date set forth on the Company’s signature page.

Participant

Name:

Acknowledged and Agreed:

SeaWorld Entertainment, Inc.

Name:
Title:

Dated:

Restricted Shares	[—]

Appendix A

Appendix A

Restrictive Covenants

1. Non-Competition; Non-Solicitation.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Participant’s employment with the Company or its Affiliates (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii) During the Restricted Period, Participant will not directly or indirectly:

(A) engage in the Business in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, San Diego, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B) enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Employment Term and for a period of two years from the date Participant ceases to be an employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C) encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates).

(B) “Business” shall mean the entertainment and theme park business.

(C) “Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Studios and Six Flags, Inc., Cedar Fair Entertainment Company and Merlin Entertainments Group Ltd. and each of their respective Affiliates.

(b) It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(e) The provisions of Section 1 hereof shall not apply if Participant’s principal place of employment is in the state of California.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Participant will not at any time (whether during or after Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v) The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).